EXHIBIT 16.1
(Letterhead of PricewaterhouseCoopers LLP)
December 9, 2005
Securities and Exchange Commission
150 Fifth Street, N. E.
Washington D.C. 20549-7561
Commissioners:
We have read the statements made by Aehr Test Systems (copy attached), which we understand will be filed with the U. S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Aehr Test Systems dated December 6, 2005. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP